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                                                                    EXHIBIT 4.11


                            AURORA ELECTRONICS, INC.

                         NOTICE OF GUARANTEED DELIVERY
                                      FOR
            EXERCISE OF RIGHTS TO PURCHASE UNITS EACH CONSISTING OF
       $83.33 PRINCIPAL AMOUNT OF 10% SERIES B SENIOR SUBORDINATED NOTES
          DUE DECEMBER 31, 2004 AND ONE SHARE OF 7% SENIOR CUMULATIVE
                  CONVERTIBLE PREFERRED STOCK, $0.01 PER SHARE

     This Notice of Guaranteed Delivery or one substantially like it must be used to accept the exercise of Rights of Aurora Electronics, Inc. ("Aurora"), if time will not permit Subscription Certificates to reach American Stock Transfer & Trust Company as Rights Agent (the "Rights Agent") on or prior to the expiration of the Rights Offering as more fully described in the Prospectus. This Notice of Guaranteed Delivery may be delivered by hand or sent by facsimile transmission or mail to the Rights Agent. See "The Rights Offering -- Exercise of Rights" in the Prospectus.

                  THE RIGHTS AGENT FOR THE RIGHTS OFFERING IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

     THE ADDRESSES TO WHICH THE SUBSCRIPTION CERTIFICATES SHOULD BE DELIVERED OR MAILED ARE:

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
By Overnight or Express Delivery, Hand      By Facsimile Transmission:
Delivery, or First Class Mail:
Attn: Reorganization Dept.
American Stock Transfer & Trust Co.         American Stock Transfer & Trust Co.
40 Wall Street                              Attn: Reorganization Dept.
New York, NY 10005                          (718) 234-5001
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             THE RIGHTS AGENT'S TELEPHONE NUMBER IS (800) 937-5449.

     Delivery of this Notice of Guaranteed Delivery to an address other than as set forth above or transmission of instructions via facsimile transmission to a number other than as set forth above will not constitute a valid delivery.

     The member firm or bank or trust company that completes this form must communicate the guarantee and the number of Units subscribed for (under both the Basic Subscription Privilege and the Additional Subscription Privilege) to the Subscription Agent and must deliver (i) this Notice of Guaranteed Delivery guaranteeing delivery of a properly completed and signed Subscription Certificate(s) and (ii) payment in full for all subscribed Units to the Subscription Agent prior to the Expiration Time. Failure to do so will result in a forfeiture of the associated Rights.

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